FOLEY & LARDNER

                                ATTORNEYS AT LAW


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                                                            CLIENT/MATTER NUMBER
                                                                     031766/0172

                                  May 14, 2001


Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208

Ladies and Gentlemen:

          We have acted as counsel for Harley-Davidson, Inc., a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 300,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), and the related Preferred Share Purchase Rights (the "Rights") that may be issued pursuant to the Harley-Davidson, Inc. 2001 York Hourly-Paid Employees Stock Option Plan (the "Plan"). The terms of the Rights issuable under the Plan are as set forth in that certain Rights Agreement (the "Rights Agreement"), dated as of February 17, 2000, by and between the Company and Firstar Bank, N.A.

          In connection with our opinion as set forth below, we have examined:
(i) the Plan; (ii) signed copies of the Registration Statement; (iii) the Company's Restated Articles of Incorporation and By-Laws, as amended to date;
(iv) the Rights Agreement; (v) corporate proceedings of the Company relating to the adoption of the Plan and the issuance of shares of Common Stock and Rights thereunder; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

          Based on the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

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FOLEY & LARDNER
   Harley-Davidson, Inc.
   May 14, 2001
   Page 2




          2. The Common Stock subject to the Registration Statement, when issued and paid for in the manner provided in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed, not to exceed six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

          3. The Rights subject to the Registration Statement, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

                                        Very truly yours,

                                        /s/ FOLEY & LARDNER

                                        FOLEY & LARDNER